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Exhibit 4.7

DEPOSIT AGREEMENT

among

MSW Energy Holdings II LLC

and

MSW Energy Finance Co. II, Inc.

and

Wells Fargo Bank Minnesota, National Association
(Collateral Agent and Depositary Agent)

Dated as of November 24, 2003

        This Deposit Agreement, dated as of November 24, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Agreement"), is entered into among MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Energy II"), MSW Energy Finance Co. II, Inc., a Delaware corporation ("MSW Energy Finance II" and together with MSW Energy II, the "Issuers"), Wells Fargo Bank Minnesota, National Association, as collateral agent for the benefit of the Secured Parties (as defined below) under the Pledge and Security Agreement (as defined below) (the "Collateral Agent"), and Wells Fargo Bank Minnesota, National Association, as depositary agent hereunder (the "Depositary Agent").

RECITALS

        A.    Pursuant to that certain Indenture, dated the date hereof (the "Indenture"), among the Issuers, the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"), the Issuers intend to offer (the "Offering") $225,000,000 of 7-3/8% Senior Secured Notes due 2010 (the "Notes").

        B.    MSW Energy II expects prior to March 1, 2004 that (i) its indirect parent, MSW Merger LLC, a Delaware limited liability company ("MSW Merger"), will merge with and into United American Energy Holdings Corp., a Delaware corporation ("UAE Holdings Corp."), pursuant to an Agreement and Plan of Merger, dated as of August 22, 2003 (the "UAE Merger Agreement"), by and between MSW Merger and UAE Holdings Corp., (ii) its direct parent, MSW Intermediate Merger LLC, a Delaware limited liability company, will merge with and into UAE Ref-Fuel LLC, a Delaware limited liability company ("UAE LLC"), and (iii) UAE LLC will contribute the capital stock of UAE Ref-Fuel II Corp., a Delaware corporation ("UAE II"), and the membership interest in Ref-Fuel Holdings LLC, a Delaware limited liability company ("Ref-Fuel"), held by it to MSW Energy II pursuant to a Contribution Agreement by and between UAE LLC and MSW Energy II. The transactions described in clauses (i) through (iii) above are collectively referred to herein as the "Transactions."

        C.    Upon the consummation of the Transactions, MSW Energy II will own a 50% direct and indirect initial membership interest in the capital stock of Ref-Fuel, 49.9% of which will be held directly by MSW Energy II and 0.1% of which will be held indirectly through its wholly-owned subsidiary, UAE II. Ref-Fuel owns 100% of the capital stock of American Ref-Fuel Company LLC, a Delaware limited liability company ("ARC"). ARC indirectly owns, among other things, six partnerships that develop, own and operate waste-to-energy facilities that combust municipal solid waste and produce energy in the form of electricity and steam.

        D.    As security for the payment and performance of the Note Obligations and the Parity Lien Obligations, the Issuers have entered into that certain Pledge and Security Agreement, dated the date hereof (the "Pledge and Security Agreement"), with Wells Fargo Bank Minnesota, National Association, as the Collateral Agent thereunder, pursuant to which the Issuers have pledged substantially all of their assets (the "Collateral"), including all Accounts (as defined below) and, upon acquisition by MSW Energy II, a first priority pledge of the Capital Stock of (i) Ref-Fuel held directly by MSW Energy II and (ii) UAE II and all other future Subsidiaries held directly by the Issuers. Upon becoming a Guarantor (as defined in the Indenture), the subsidiary guarantees for the Notes will be secured by a perfected lien on substantially all of the assets of each Guarantor, including, a first priority pledge of the Capital Stock of Ref-Fuel and all current and future subsidiaries held directly by each Guarantor. In the event Ref-Fuel becomes a Restricted Subsidiary, it may not be required to pledge its interests in ARC, under the circumstances described in Section 4.18 of the Indenture.

        E.    In connection with the Offering, it is a requirement under the Indenture that the parties hereto shall have executed and delivered this Agreement to govern the distributions received by the Issuers with respect to their indirect interests in Ref-Fuel.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises contained herein, and in order to govern the distributions received by the Issuers with respect to their direct and indirect interests in Ref-Fuel, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuers and the Depositary Agent hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

ARTICLE I.
DEFINITIONS

        1.1    Defined Terms.    The following terms when used in this Agreement shall have the following meanings:

        "Account Funds" means all cash, cash equivalents, instruments, investments, investment property, securities and other amounts and assets, including Permitted Investments, on deposit in or credited to an Account.

        "Accounts" has the meaning given in Section 2.1.

        "Agreement" has the meaning given in the preamble to this Agreement.

        "ARC" has the meaning given in the Recitals to this Agreement.

        "Authorized Signatory" has the meaning given in Section 6.6.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Collateral Agent" has the meaning given in the preamble to this Agreement.

        "Depositary Agent" has the meaning given in the preamble to this Agreement.

        "Equity Contribution Agreement" means that certain Equity Contribution Agreement, dated as of April 30, 2001, among Duke Capital Corporation, United American Energy Corp., ARC and Ref-Fuel as amended and in effect as of the date hereof and as may be amended to add MSW Energy II or a parent entity as a party thereto and as the same may be further amended in a manner not adverse to the holders of the Notes.

        "Equity Distributions" means all dividends, distributions and other amounts received by the Issuers and the Guarantors on account of their interests in their subsidiaries, including payments on loans made by the Issuers and the Guarantors to their subsidiaries.

        "Indenture" has the meaning given in the Recitals to this Agreement.

        "Interest Payment Date" means each of March 1st and September 1st, until the maturity of the Notes.

        "Issuers" has the meaning given in the preamble to this Agreement.

        "Letter of Credit Account" has the meaning given in Section 2.1.

        "Merger Agreement" has the meaning given in the Recitals to this Agreement.

        "Monthly Date" means the first day of each month.

        "MSW Energy II Distribution Account" has the meaning given in Section 2.1.

        "MSW Energy II" has the meaning given in the preamble to this Agreement.

        "MSW Energy Finance II" has the meaning given in the preamble to this Agreement.

        "MSW Merger" has the meaning given in the Recitals to this Agreement.

        "Notes" has the meaning given in the Recitals to this Agreement.

        "Offering" has the meaning given in the Recitals to this Agreement.

        "Operating Account" has the meaning given in Section 2.1.

        "Operating Expenses" means any expenses required in connection with the operation by the Issuers of their business (other than expenses related to the ownership of Unrestricted Subsidiaries), excluding (a) any payments of principal or interest with respect to any Indebtedness and (b) any Restricted Payment.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Permitted Payments to Parents" means, without duplication as to amounts, payments to MSW Energy II's direct and indirect parent entities to permit such parent entities to pay accounting, legal and administrative expenses of such parent entities when due, in an aggregate amount not to exceed $3.0 million per annum.

        "Pledge and Security Agreement" has the meaning given in the Recitals to this Agreement.

        "Pledged Account Funds" means the Accounts Funds in all of the Accounts.

        "Pledged Accounts" means all of the Accounts.

        "Quarterly Date" means the first day of March, June, September and December.

        "Ref-Fuel" has the meaning given in the Recitals to this Agreement.

        "Reserve Account" has the meaning given in Section 2.1.

        "Revenue Account" has the meaning given in Section 2.1.

        "Secured Parties" has the meaning given in the Pledge and Security Agreement.

        "Senior Notes Interest Payment Account" has the meaning given in Section 2.1.

        "Transactions" has the meaning given in the Recitals to this Agreement.

        "Trustee" has the meaning given in the Recitals to this Agreement.

        "UAE Holdings Corp." has the meaning given in the Recitals to this Agreement.

        "UAE II" has the meaning given in the Recitals to this Agreement.

        "UAE LLC" has the meaning given in the Recitals to this Agreement.

        "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

        1.2    Indenture and UCC Definitions.    Unless otherwise defined herein or unless the context otherwise requires, terms used in this Agreement have the meanings provided in the Indenture or, if not defined therein, the UCC.

        1.3    Rules of Construction.    Unless the context otherwise requires:

          (a)   a term has the meaning assigned to it;

          (b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (c)   "or" is not exclusive;

          (d)   words in the singular include the plural, and in the plural include the singular;

          (e)   "will" shall be interpreted to express a command; and

          (f)    provisions apply to successive events and transactions.

ARTICLE II.
ESTABLISHMENT AND ADMINISTRATION OF ACCOUNTS

        2.1    Establishment of Accounts.    Each Issuer hereby directs the Depositary Agent to establish on or prior to the Closing Date and maintain until the termination of this Agreement in accordance with Section 7.1 or as otherwise expressly set forth herein, in its corporate trust department at its office located at Middletown, Connecticut, the following special, segregated and irrevocable money collateral accounts (collectively, including any sub-accounts contained therein and any successor accounts or any additional accounts of either Issuer now or hereafter established by the Depositary Agent, the "Accounts"), in the name specified below under the exclusive dominion and "control" (within the meaning of Sections 8-106, 9-106 and 9-104 of the UCC) of the Collateral Agent as contemplated by Section 3.1:

Name of Account at Depositary Agent	Account Number	Defined Term for Account
MSW Energy Holdings II LLC Revenue Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258100	Revenue Account
MSW Energy Holdings II LLC Operating Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258101	Operating Account
MSW Energy Holdings II LLC Senior Notes Interest Payment Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258102	Senior Notes Interest Payment Account
MSW Energy Holdings II LLC Letter of Credit Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258103	Letter of Credit Account
MSW Energy Holdings II LLC MSW Energy II Distribution Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258104	MSW Energy II Distribution Account
MSW Energy Holdings II LLC Reserve Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent	15258105	Reserve Account

The complete wire instructions for the Accounts are as follow:

  Wells Fargo Bank Minnesota, National Association
  Middletown, Connecticut
  ABA No. 121000248
  Beneficiary: Corporate Trust Services
  Account: 0001038377
  Attn: Joseph O'Donnell
  Ref: MSW Energy II (Account # and Defined Term for Account—as listed above)

The Depositary Agent and MSW Energy II may agree from time to time to amend the format for these wire instructions. The Depositary Agent may (but shall not be obligated to) establish sub-accounts within the Accounts listed above from time to time as necessary for the Depositary Agent to comply with and carry out the terms of this Agreement.

        2.2    Agreement of Depositary Agent.    The Depositary Agent agrees to establish and maintain the Accounts set forth in Section 2.1 and agrees to accept all Account Funds to be delivered to or held by the Depositary Agent pursuant to the terms of this Agreement, and, from such Account Funds, to make the withdrawals and transfers contemplated by this Agreement as and when specified in accordance with the terms hereof. The Depositary Agent shall hold and safeguard the Accounts (and the Account Funds therein) during the term of this Agreement and shall treat the Pledged Accounts and the Pledged Account Funds therein as pledged by the Issuers (to the extent of their respective rights and interests therein) to the Collateral Agent for the benefit of the Secured Parties, to be held by the Depositary Agent in trust for the Secured Parties in accordance with the provisions hereof, the Indenture and the Pledge and Security Agreement.

        2.3    Deposit of Funds.    The Issuers shall, and shall cause the Guarantors to, deposit all Equity Distributions into the Accounts in accordance with the terms hereof. The Issuers shall, and shall cause their Subsidiaries to, hold the Equity Distributions in precisely the form received by them in trust for and on behalf of the Secured Parties, and without any notice or demand whatsoever, shall promptly deliver the same to the Depositary Agent for application in accordance with the terms of this Agreement. Any deposit made into the Accounts hereunder shall be irrevocable.

        2.4    Issuers' Default or Event of Default.    Notwithstanding anything to the contrary herein or in the Indenture, upon the occurrence and during the continuation of a Default or an Event of Default, the Depositary Agent shall retain all Account Funds in the Accounts until otherwise instructed by the Collateral Agent.

        2.5    Unspecified Funds; Insufficient Funds.    In the event that the Depositary Agent receives any funds without adequate instruction as to the Account into which such funds are to be deposited, the Depositary Agent shall promptly deposit such funds into the Revenue Account, but shall keep them segregated from all other funds in such Account until given adequate instruction, and notify the Collateral Agent and the Issuers of the receipt of such funds. Subject to Section 4.7 hereof, if at any time there are insufficient Account Funds in any Account to make any withdrawal or transfer in accordance with this Agreement, the Depositary Agent shall make such withdrawal or transfer only to the extent of the Account Funds in such Account (pro rata among disbursements with the same priority unless otherwise stated herein) and shall promptly notify the Collateral Agent and the Issuers of such insufficiency.

        2.6    Powers of Collateral Agent and Depositary Agent.    The Collateral Agent and, where appropriate, the Depositary Agent shall have the right (but not the obligation) to (a) refuse any item for credit to any Account except as required by the terms of this Agreement and (b) refuse to honor any request for a withdrawal or transfer of Account Funds that is not consistent with the terms of this Agreement. If the Issuers fail to perform any of their agreements contained herein, the Collateral Agent may itself perform, or cause the performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Issuers upon demand. The powers conferred on the Collateral Agent and the Depositary Agent in this Agreement are solely to protect the Collateral Agent's, for the benefit of the Secured Parties, interest in the Pledged Accounts and the Pledged Account Funds therein and shall not impose any duty on the Collateral Agent or the Depositary Agent to exercise any of such powers. Except for the reasonable care of any Account in its possession or under its control and the accounting of funds received by it hereunder, neither the Collateral Agent nor the Depositary Agent shall have any duty with respect to any Account or the Account Funds therein, or with respect to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Account or the Account Funds therein.

        2.7    Valuation of Account Funds.    Account Funds shall be valued as follows:

          (a)   cash shall be valued at the face amount thereof; and

          (b)   each Permitted Investment shall be valued at the market value thereof (excluding accrued interest) at the time of determination, but, if such market value cannot then be determined, such Permitted Investment shall be valued at the purchase price thereof plus earned interest.

        2.8    Disputes.    In the event of any dispute as to any amount to be withdrawn or transferred by the Depositary Agent from the Accounts, the Depositary Agent is authorized and directed to retain in its possession without liability to anyone all or any part of the Account Funds then on deposit in or credited to the Accounts, until such dispute shall have been settled by a mutual agreement of the Issuers and the Collateral Agent or by a final order, decree or judgment of a Federal or state court of competent jurisdiction located in the State of New York, but the Depositary Agent shall be under no duty whatsoever to institute or defend any such proceedings.

        2.9    Account Statements; Other Information.    Not later than the 25th day of each calendar month, the Depositary Agent shall provide to the Issuers and the Collateral Agent a statement of the Account Funds then held in each of the Accounts. The Depositary Agent shall also promptly provide the Collateral Agent and the Issuers with any information reasonably requested by the Collateral Agent or the Issuers concerning balances in and payments from the Accounts.

ARTICLE III.
CONFIRMATION OF SECURITY INTEREST

        3.1    Confirmation of Security Interest; Dominion and Control.    In order to secure the payment and performance when due of all of the Note Obligations and the Parity Lien Obligations, pursuant to the Pledge and Security Agreement, each Issuer has pledged and assigned to the Collateral Agent, and created in favor of the Collateral Agent, for the benefit of the Secured Parties, a security interest in and to, all of its right, title and interest, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, in, to and under this Agreement and in and to each of the Pledged Accounts and all Pledged Account Funds and all proceeds thereof. Each Issuer hereby confirms its pledge and assignment to the Collateral Agent effected by, and the security interests in favor of the Collateral Agent created by, the Pledge and Security Agreement in and to the Pledged Accounts and the Pledged Account Funds. The Pledged Accounts and the Pledged Account Funds shall, subject to the provisions of this Agreement and the Pledge and Security Agreement, be subject to the exclusive dominion and "control" (within the meaning of Sections 8-106, 9-106 and 9-104 of the UCC) of the Collateral Agent, and the Collateral Agent shall have the sole and exclusive right to direct the Depositary Agent to withdraw or transfer the Pledged Account Funds from the Pledged Accounts, and each Issuer hereby appoints the Collateral Agent as its true and lawful attorney, with full power of substitution, for the purpose of directing the Depositary Agent to make any such withdrawal or transfer of Pledged Account Funds from any Pledged Account, which appointment is coupled with an interest and is irrevocable. Neither of the Issuers shall have any rights or powers with respect to any Pledged Account Funds in such Pledged Accounts, or any part thereof, except as expressly provided herein. Neither Issuer shall make, attempt to make or consent to the making of any withdrawal or transfer from any such Account, except in strict adherence to the terms of this Agreement.

        3.2    UCC Provisions.    The parties hereto hereby agree that: (a) each Account is and will be maintained as a "securities account" (as defined in Section 8-501(a) of the UCC); (b) the Depositary Agent is acting in the capacity of "securities intermediary" (as defined in Section 8-102(a)(14) of the UCC) with respect to Accounts and all Account Funds therein; (c) each item of property (whether cash, cash equivalents, instruments, investments, investment property or other) credited to the Accounts shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC; (d) the Issuers are an "entitlement holder" (as defined in Section 8-102(a)(7) of the UCC) with respect to the "financial assets" (as defined in Section 8-102(a)(9) of the UCC) credited to the Accounts; (e) the "securities intermediary's jurisdiction" (as defined in Section 8-110(e) of the UCC) shall be the State of New York; (f) all securities and other property underlying any financial assets credited to the Accounts shall be registered in the name of the Depositary Agent or indorsed to the Depositary Agent or in blank, and in no case whatsoever will any financial asset credited to an Account be registered in the name of MSW Energy II, payable to the order of MSW Energy II or specially indorsed to MSW Energy II except to the extent that the foregoing have been specially indorsed to the Depositary Agent or in blank; and (g) the Depositary Agent shall not change the name of or account number for any Account without the prior written consent of the Collateral Agent. In the event that notwithstanding the intention of the parties, any Account (or any part thereof) is determined to be a deposit account, the Depositary Agent agrees that it is acting in the capacity of a "bank" (as defined in Section 9-102 of the UCC) and that the "bank's jurisdiction" for purposes of Section 9-304 of the UCC is the State of New York.

        3.3    Entitlement Orders and Instructions.    Notwithstanding any provision to the contrary contained herein or in the Pledge and Security Agreement, if at any time the Depositary Agent shall receive any entitlement order or any other order from the Collateral Agent directing the transfer or redemption of any financial asset relating to the Pledged Accounts or any "instruction" (within the meaning of Section 9-104 of the UCC) originated by the Collateral Agent (i.e., an instruction directing the disbursement of funds in a Pledged Account, the Depositary Agent shall comply with such entitlement order, instruction or other order without further consent by the Issuers or any other Person. If the Issuers are otherwise entitled to issue any orders directing the transfer, redemption or other disposition of any financial asset credited to a Pledged Account or instructions with respect to the disposition of funds of credit balances in an Account and such orders or instructions conflict with any orders or instruction issued by the Collateral Agent, the Depositary Agent shall follow the orders and/or instructions issued by the Collateral Agent. It is understood and agreed that except in connection with Permitted Investments as provided in Section 5.1 hereof, neither Issuer shall have any ability to issue entitlement orders or instructions with respect to any Pledged Accounts. Additionally, as expressly provided in Article IV hereof, the Issuers shall have the right to request that the Collateral Agent issue entitlement orders or instructions to the Depositary Agent to the extent specified therein. The parties hereto agree that until the Depositary Agent's obligations under this Agreement shall terminate in accordance with the terms hereof, the Collateral Agent shall have control of each Issuer's security entitlements with respect to the financial assets credited to the Pledged Accounts. The Depositary Agent hereby represents that it has not entered into, and agrees that, until the termination of this Agreement, it will not enter into, any agreement with any other Person (other than the Collateral Agent and the Issuers) in respect of the Pledged Accounts pursuant to which it agrees to comply with entitlement orders made by such Person.

        3.4    Other Liens; Adverse Claims.

          3.4.1     Each Issuer represents and warrants that: (a) it has not granted a security interest in, or assigned its right, title and interest in, all or any part of the Pledged Accounts or the Pledged Account Funds therein or any proceeds thereof, other than the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement, other than Permitted Liens; (b) it has not executed and is not aware of any effective financing statement, security agreement, control agreement or other instrument similar in effect covering all or any part of the Pledged Accounts or the Pledged Account Funds or any proceeds thereof, except such as may have been filed in connection with the Pledge and Security Agreement and other than in connection with Permitted Liens; and (c) it has full power and authority to grant a security interest in, and assign its right, title and interest in, the Pledged Accounts and the Pledged Account Funds and all proceeds thereof. Each Issuer covenants that it will not grant a security interest in, or assign its right, title and interest in, the Pledged Accounts or the Pledged Account Funds therein or any proceeds thereof, other than the Liens under the Pledge and Security Agreement and other Permitted Liens.

          3.4.2     The Depositary Agent, to the best of its knowledge without any independent investigation, represents and warrants that it has no knowledge of any Lien on the Accounts or the Account Funds other than the interests of the Collateral Agent and the Issuers as provided under the Pledge and Security Agreement. In the event that the Depositary Agent has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Pledged Account or any Pledged Account Funds, the Depositary Agent hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent for the benefit of the Secured Parties.

          3.4.3     Each of the Collateral Agent and the Depositary Agent, to the best of its knowledge without any independent investigation, represents and warrants that it has no notice of any adverse claim to the Account Funds or to security entitlements with respect thereto.

          3.4.4     The Account Funds shall not be subject to deduction, set-off, banker's lien or any other right in favor of any Person other than, in the case of the Pledged Account Funds, the Collateral Agent.

        3.5    Further Assurances.    Each Issuer agrees that from time to time it shall promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or intended to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Accounts and the Pledged Account Funds and all proceeds thereof.

        3.6    Location of Account Records.    Each Issuer agrees that all its records concerning the Accounts shall be kept at c/o DLJ Merchant Banking Partners, Eleven Madison Avenue, New York, New York 10010, Attn: Daniel Clare or such other address as may be set forth in a notice to the Depositary Agent and the Collateral Agent at least ten Business Days prior to the transfer of such records to such new location.

ARTICLE IV.
DEPOSITS INTO AND WITHDRAWALS FROM ACCOUNTS

        4.1    Revenue Account.

          4.1.1    Deposits into the Revenue Account.

            (a)   The Issuers (i) shall, and shall cause the Guarantors to, promptly deposit, or cause to be deposited, all Equity Distributions in the Revenue Account; and (ii) may deposit, or cause to be deposited, any proceeds of the Offering in the Revenue Account.

            (b)   The Collateral Agent shall direct the Depositary Agent to transfer all earnings on Permitted Investments credited to any Account from such Account to the Revenue Account upon receipt or crediting thereof.

          4.1.2    Disbursements from the Revenue Account.    Account Funds on deposit in or credited to the Revenue Account shall be used only for the purposes described in this Section 4.1.2. So long as no Default or Event of Default has occurred and is continuing, at least five Business Days prior to each Monthly Date (or, at the Issuers' option, Quarterly Date), the Issuers shall deliver a Disbursement Request, substantially in the form attached hereto as Exhibit A (a "Disbursement Request"), to the Collateral Agent (with a copy to the Depositary Agent) specifying the disbursements to be made from the Revenue Account on such Monthly Date or Quarterly Date, as applicable. With regard to disbursements on any date which may be either a Monthly Date or a Quarterly Date, the Issuers shall specify in the relevant Disbursement Request whether such date shall be treated as a Monthly Date or a Quarterly Date. The designation selected by the Issuers pursuant to the preceding sentence shall apply to all disbursements on such date, and in the event that the Issuers select a Quarterly Date, no Disbursement Request pertaining to disbursements from the Revenue Account shall be accepted by the Collateral Agent on the following two Monthly Dates. So long as no Default or Event of Default has occurred and is continuing at the time disbursements are to be made, the Collateral Agent shall direct the Depositary Agent to make such disbursements from the Revenue Account to the extent the Account Funds in the Revenue Account are available, in accordance with the following priority (each, a "Waterfall Level"), on such Monthly Date or Quarterly Date, as applicable:

    First, transfer to the Operating Account an amount equal to all Operating Expenses and all Permitted Payments to Parents, in each case, then due and payable or reasonably expected to be due and payable in the next month or quarter, as applicable (including any purchase price adjustment, pursuant to Section [2.12] of the [Merger Agreement] to the extent funds therefor have not been deposited in the Reserve Account at the closing of the Offering, minus amounts then on deposit in the Operating Account;

    Second, transfer to the Senior Notes Interest Payment Account such amount as is required to cause the amount of Account Funds on deposit in the Senior Notes Interest Payment Account to equal the interest on the Notes due and payable on the next succeeding Interest Payment

    Date, unless such Monthly Date or Quarterly Date is an Interest Payment Date, in which case the "next succeeding" date shall be deemed to be such Monthly Date or Quarterly Date for purposes of calculating amounts to be transferred to the Senior Notes Interest Payment Account;

    Third, transfer to the Letter of Credit Account such amount as is required to cause the amount of Account Funds on deposit in the Letter of Credit Account to equal the aggregate of all fees and other costs that has become due or will become due and payable in connection with the letter(s) of credit (and the associated reimbursement agreement(s), if any) required pursuant to Section 2.4 of the Equity Contribution Agreement during the next two calendar quarters following the calendar quarter in which such Monthly Date or Quarterly Date, as applicable, falls (regardless of whether the obligor under such letter(s) of credit is MSW Energy II or one or more of MSW Energy II's direct or indirect parent entities); and

    Fourth, transfer to the MSW Energy II Distribution Account all Account Funds remaining in the Revenue Account after completion of all disbursements described in the priorities First through Third above.

If the Collateral Agent determines that such Disbursement Request complies with the requirements set forth in this Agreement, the Indenture and Pledge and Security Agreement, the Collateral Agent shall direct the Depositary Agent to make the withdrawals and transfers specified in such Disbursement Request on such Monthly Date or Quarterly Date, as applicable. If the Issuers fail to deliver a Disbursement Request for any Monthly Date (if the Issuers have elected to disburse funds from the Revenue Account on a monthly basis during such calendar quarter) or Quarterly Date, as applicable in accordance with this Section 4.1.2, the Collateral Agent shall direct the Depositary Agent to make the payments and transfers described in priorities First through Third above on such Monthly Date or Quarterly Date, as applicable. Subject to Section 4.7 hereof, all Account Funds in the Revenue Account that are not disbursed in accordance with the foregoing shall remain in the Revenue Account.

        4.2    Reserve Account.

          4.2.1.    Deposits into the Reserve Account.

            (a)   Notwithstanding the foregoing, the Issuers may deposit any proceeds from the Offering into the Reserve Account promptly upon the closing of the Offering or upon the consummation of the Transactions.

            (b)   Other than as set forth in clause (a) of this Section 4.2.1, no deposits shall be made into the Reserve Account.

          4.2.2    Disbursements from the Reserve Account.    Account Funds in the Reserve Account may be applied to pay the estimated purchase price adjustment for the Transactions pursuant to Section [2.12] of the [Merger Agreement] as and when due and payable; provided, that, to the extent not already paid, the Issuers certify to the Trustee, the Collateral Agent and the Depositary Agent that an amount equal to the first interest payment on the Notes is on deposit in the Senior Notes Interest Payment Account on such date. The Issuers may request disbursements from the Reserve Account by submitting a Disbursement Request for such purpose to the Collateral Agent (with a copy to the Depositary Agent) at least five Business Days prior to the proposed date of the requested disbursements. If the Collateral Agent determines that such Disbursement Request complies with the requirements set forth in this Agreement, the Indenture and the Pledge and Security Agreement, the Collateral Agent shall direct the Depositary Agent to withdraw Account Funds from the Reserve Account to make the disbursements as and when specified in such Disbursement Request so long as no Event of Default has occurred and is continuing at the time the disbursements are made. Account Funds on deposit in or credited to the Reserve Account that are not disbursed in accordance with this Section 4.2.2 shall remain in the Reserve Account pending such disbursement or shall be transferred to the Revenue Account pursuant to Section 4.2.3.

          4.2.3    Excess Amounts.    In the event the Transactions are consummated and any purchase price adjustment in connection therewith is paid, the Collateral Agent shall promptly instruct the Depositary Agent to transfer any amounts remaining on deposit in the Reserve Account to the Revenue Account

        4.3.    Operating Account.

          4.3.1    Deposits into the Operating Account.

            (a)   If so directed by the Collateral Agent, the Depositary Agent shall transfer Account Funds from the Revenue Account to the Operating Account on the Monthly Date or the Quarterly Date, as applicable, in accordance with Section 4.1.2.

            (b)   Other than as set forth in clause (a) of this Section 4.3.1, no deposits shall be made into the Operating Account.

          4.3.2    Disbursements from the Operating Account.    Account Funds in the Operating Account shall be applied to the payment of Operating Expenses and Permitted Payments to Parents, in each case, as and when due and payable. The Issuers may request disbursements from the Operating Account by submitting a Disbursement Request for such purpose to the Collateral Agent (with a copy to the Depositary Agent) at least two Business Days prior to the proposed date of the requested disbursements. If the Collateral Agent determines that such Disbursement Request complies with the requirements set forth in this Agreement, the Indenture and the Pledge and Security Agreement, the Collateral Agent shall direct the Depositary Agent to withdraw Account Funds from the Operating Account to make the disbursements as and when specified in such Disbursement Request. Account Funds on deposit in or credited to the Operating Account that are not disbursed in accordance with this Section 4.3.2 shall remain in the Operating Account pending such disbursement.

        4.4    Senior Notes Interest Payment Account.

          4.4.1    Deposits into the Senior Notes Interest Payment Account.

            (a)   If so directed by the Collateral Agent, the Depositary Agent shall transfer Account Funds from the Revenue Account to the Senior Notes Interest Payment Account on the Monthly Date or the Quarterly Date, as applicable, in accordance with Section 4.1.2.

            (b)   Other than as set forth in clause (a) of this Section 4.4.1 and in Section 4.7.1, no deposits shall be made into the Senior Notes Interest Payment Account.

          4.4.2    Disbursements from the Senior Notes Interest Payment Account.

            (a)   All Account Funds in the Senior Notes Interest Payment Account shall be applied on each Interest Payment Date to the payment of interest then due and payable on the Notes.

            (b)   To the extent Account Funds in the Senior Notes Interest Payment Account are insufficient, transfers of funds into the Senior Notes Payment Account pursuant to Section 4.7 hereof shall be made to cover all interest payments described in Section 4.4.2(a). The Collateral Agent shall direct any Account Funds disbursed pursuant to Section 4.4.2(a) to the Trustee.

            (c)   Account Funds on deposit in or credited to the Senior Notes Interest Payment Account that are not disbursed in accordance with this Section 4.4.2 shall remain in the Senior Notes Interest Payment Account.

        4.5    Letter of Credit Account.

          4.5.1    Deposits into the Letter of Credit Account.

            (a)   If so directed by the Collateral Agent, the Depositary Agent shall transfer Account Funds from the Revenue Account to the Letter of Credit Account on the Monthly Date or the Quarterly Date, as applicable, in accordance with Section 4.1.2.

            (b)   Other than as set forth in clause (a) of this Section 4.5.1, no deposits shall be made into the Letter of Credit Account.

          4.5.2.    Disbursements from the Letter of Credit Account.    Account Funds in the Letter of Credit Account shall be applied at the end of each calendar quarter to the payment of all fees and costs that will become due and payable in connection with the letter(s) of credit required pursuant to Section 2.4 of the Equity Contribution Agreement for the next two calendar quarters (regardless of whether the obligor under such letter(s) of credit is MSW Energy II or one or more of MSW Energy II's direct or indirect parent entities). The Issuers may request disbursements from the Letter of Credit Account by submitting a Disbursement Request for such purpose to the Collateral Agent (with a copy to the Depositary Agent) at least five Business Days prior to the proposed date of the requested disbursements. If the Collateral Agent determines that such Disbursement Request complies with the requirements set forth in this Agreement, the Indenture and the Pledge and Security Agreement, the Collateral Agent shall direct the Depositary Agent to withdraw Account Funds from the Letter of Credit Account to make the disbursements as and when specified in such Disbursement Request so long as no Default or Event of Default has occurred and is continuing at the time the disbursements are made. Account Funds on deposit in or credited to the Letter of Credit Account that are not disbursed in accordance with this Section 4.5.2 shall remain in the Letter of Credit Account subject to the provisions of Section 4.7.

        4.6    MSW Energy II Distribution Account.

          4.6.1.    Deposits into the MSW Energy II Distribution Account.

            (a)   If so directed by the Collateral Agent, the Depositary Agent shall transfer Account Funds from the Revenue Account to the MSW Energy II Distribution Account on the Monthly Date or the Quarterly Date, as applicable, in accordance with Section 4.1.2.

            (b)   Other than as set forth in clause (a) of this Section 4.6.1, no deposits shall be made into the MSW Energy II Distribution Account.

          4.6.2.    Disbursements from the MSW Energy II Distribution Account.    Account Funds in the MSW Energy II Distribution Account shall be applied on each Monthly Date or Quarterly Date, as applicable, as directed by MSW Energy II, so long as the application of such Account Funds is in compliance with Section 4.07 of the Indenture; provided, that such Account Funds shall first be used to pay any deficiency in any other Account pursuant to Section 4.7 hereof. The Issuers may request disbursements from the MSW Energy II Distribution Account by submitting a Disbursement Request for such purpose to the Collateral Agent (with a copy to the Depositary Agent) at least five Business Days prior to the proposed date of the requested disbursements. If the Collateral Agent determines that such Disbursement Request complies with the requirements set forth in this Agreement and the Indenture, the Collateral Agent shall direct the Depositary Agent to withdraw Account Funds from the MSW Energy II Distribution Account to make the disbursements as and when specified in such Disbursement Request so long as no Default or Event of Default has occurred and is continuing at the time the disbursements are made. Account Funds on deposit in or credited to the MSW Energy II Distribution Account that are not disbursed in accordance with this Section 4.6.2 shall remain in the MSW Energy II Distribution Account subject to the provisions of Section 4.7. Once funds are disbursed from the MSW Energy II Distribution Account in accordance with this Section 4.6.2 and subject to Section 7.17 hereof, they shall cease to be subject to the security interest in favor of the Collateral Agent or any other secured party.

        4.7    Invasion of Accounts

          4.7.1    Certain Principal and Interest Payments.    If on any Interest Payment Date pursuant to Section 4.4.2 hereof, following the transfer of funds from the Revenue Account to the Senior Notes Interest Payment Account pursuant to Waterfall Level Second, the amount of Account Funds on deposit in the Senior Notes Interest Payment Account is not sufficient to pay in full all amounts due to the holders of the Notes due and payable on such date, the Collateral Agent shall instruct the Depositary Agent to forthwith make up such deficiency by withdrawing amounts for such purpose from first, the Reserve Account; second, the MSW Energy II Distribution Account; and third, the Letter of Credit Account, until such deficiency is satisfied and by depositing such amounts into the Senior Notes Interest Payment Account for payment in accordance with Section 4.4.2. If, after giving effect to the immediately preceding sentence, there shall be insufficient amounts in the Senior Notes Interest Payment Account to pay in full all amounts due, the funds so available shall be applied to the ratable payment of the parties entitled thereto.

          4.7.2    Deficiencies in Accounts.    If on any Monthly Date or Quarterly Date pursuant to Section 4.1.2 hereof, the amount of Account Funds on deposit in the Accounts referenced in Waterfall Levels First through Third is not sufficient to fund such Waterfall Level to the required level, the Collateral Agent shall instruct the Depositary Agent to forthwith make up such deficiency by withdrawing amounts for such purpose(s) from first, the MSW Energy II Distribution Account and second the Accounts that are funded at a Waterfall Level with a lower priority than such underfunded Account, in the inverse order of priority, until such deficiency is satisfied and by depositing such amounts into the applicable Account for such Waterfall Level.

ARTICLE V.
PERMITTED INVESTMENTS

        5.1    Making of Permitted Investments.    Cash held in the Accounts shall be invested and reinvested in Permitted Investments by the Depositary Agent, which shall make such Permitted Investments (a) when no Default or Event of Default has occurred and is continuing, at the written direction of the Issuers (provided, that in the absence of any contrary written direction of the Issuers with respect to any cash held in any Account, the Issuers hereby direct the Depositary Agent to invest such cash in accordance with clause (2) of the definition of Cash Equivalents), and (b) when a Default or an Event of Default has occurred and is continuing, in accordance with clause (2) of the definition of Cash Equivalents, unless instructions to the contrary have been given to the Depositary Agent by the Collateral Agent.

        5.2    Liquidation of Permitted Investments.    The Depositary Agent shall sell or liquidate all or any portion of the Permitted Investments held in any Account at any time the proceeds thereof are required to make any withdrawal or transfer from such Account in accordance with the terms of this Agreement. Unless the Depositary Agent is otherwise instructed by the Collateral Agent, any such sale or liquidation shall be in the order of maturity of the applicable Permitted Investments, with Permitted Investments closest to maturity being sold or liquidated first.

        5.3    Crediting of Permitted Investments; Earnings.    Each Permitted Investment and the net proceeds of the sale or liquidation thereof shall be held in the same Account from which the cash was taken to purchase such Permitted Investment. All earnings on Permitted Investments shall be transferred immediately upon receipt to the Revenue Account, shall be deemed to be held in the Revenue Account for purposes of this Agreement and shall constitute part of the Collateral. Any income taxes payable on account of any income or gain on investment shall be payable by the Issuers. Absent any gross negligence or willful misconduct on its part, the Depositary Agent shall not be liable for any loss resulting from any investment in any Permitted Investment or the sale, disposition, redemption or liquidation of such investment or by reason of the fact that the proceeds realized in respect of such sale, disposition, redemption or liquidation were less than that which might otherwise have been obtained.

        5.4    Further Assurances.    The Depositary Agent shall take or cause to be taken all actions necessary to perfect the security interests in the Permitted Investments created or purported to be created hereby.

ARTICLE VI.
DEPOSITARY AGENT

        6.1    Appointment; Powers and Immunities.    The Collateral Agent hereby appoints and authorizes the Depositary Agent to act as depositary agent hereunder with such powers as are expressly delegated to the Depositary Agent by the terms of this Agreement. The Depositary Agent hereby accepts such appointment and each Issuer hereby acknowledges such appointment. The Depositary Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, or be a trustee or a fiduciary for any Issuer or any Secured Party. Notwithstanding anything to the contrary contained herein, the Depositary Agent shall not be required to take any action which is contrary to this Agreement, the Indenture or the Pledge and Security Agreement or under applicable law or which exposes the Depositary Agent to any liability. The Depositary Agent and its directors, officers, employees and agents shall not be responsible for any action taken or omitted to be taken by it or them in good faith hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Depositary Agent may employ agents and attorneys-in-fact so long as they are selected by it with reasonable care. Except as otherwise provided under this Agreement, the Depositary Agent shall take such action with respect to the Accounts and Account Funds as shall be directed by the Collateral Agent.

        6.2    Reliance by Depositary Agent.    The Depositary Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Depositary Agent. As to any other matters not expressly provided for by this Agreement, the Depositary Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Collateral Agent (except that the Depositary Agent shall not be required to take any action which exposes the Depositary Agent to personal liability or which is contrary to this Agreement, the Indenture, the Pledge and Security Agreement or applicable law) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with the instructions of the Collateral Agent. The Depositary Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Depositary Agent has received a notice from the Collateral Agent, a Secured Party or an Issuer, referring to this Agreement, describing such Default or Event of Default and indicating that such notice is a notice of default.

        6.3    Indemnification.    The Issuers, jointly and severally, assume all liabilities for, and agree to indemnify, protect, save and keep harmless the Depositary Agent and the Secured Parties and their respective successors, assigns, agents, attorneys and servants from and against, any and all claims, liabilities, obligations, losses, damages, penalties, costs and expenses that may be imposed on, incurred by, or asserted against, at any time, the Depositary Agent or the Secured Parties and in any way relating to or arising out of the execution, delivery and performance of this Agreement, the establishment of the Accounts, the acceptance of deposits, the purchase or sale of Permitted Investments, the retention of cash and Permitted Investments or the proceeds thereof, or as may arise by reason of any act, omission or error of the Depositary Agent made in good faith in the conduct of its duties; except that the Issuers shall not be required to indemnify, protect, save and keep harmless the Depositary Agent or the Secured Parties or their respective successors, assigns, agents, attorneys or servants against their own gross negligence or willful misconduct. The indemnities contained in this Section 6.3 shall survive the termination of this Agreement or removal or resignation of the Depositary Agent.

        6.4    Resignation and Removal.

          6.4.1     The Depositary Agent may at any time resign by giving 30 days' written notice to each other party to this Agreement, such resignation to be effective upon the appointment of a successor depositary agent as provided below. The Collateral Agent may remove the Depositary Agent at any time by giving notice to each other party to this Agreement, such removal to be effective upon the appointment of successor depositary agent as provided below.

          6.4.2     In the event of any resignation or removal of the Depositary Agent, a successor depositary agent, which shall be a bank or trust company organized under the laws of the United States of America or of the State of New York, having a corporate trust office in New York City and a capital and surplus of not less than $50,000,000, shall be appointed by the Collateral Agent with the consent of the Issuers (such consent shall not be unreasonably withheld). If a successor depositary agent shall not have been appointed and accepted its appointment as depositary agent within 45 days after such notice of resignation of the Depositary Agent or such notice of removal of the Depositary Agent, the Depositary Agent, the Collateral Agent or the Issuers may apply (at the sole cost and expense of the Issuers) to any court of competent jurisdiction to appoint a successor depositary agent to act until such time, if any, as a successor depositary agent shall have accepted its appointment as provided above. A successor depositary agent so appointed by such court shall immediately and without further act be superseded by any successor depositary agent appointed by the Collateral Agent as provided above. Any successor depositary agent shall be capable of acting as a "securities intermediary" (within the meaning of Section 8-102(a)(14) of the UCC) and as a "bank" (within the meaning of Section 9-102(a)(8) of the UCC) and shall deliver to each party to this Agreement a written instrument accepting such appointment and thereupon such successor depositary agent shall succeed to all the rights and duties of the Depositary Agent under this Agreement and shall be entitled to receive the Accounts and the Account Funds from the Depositary Agent.

          6.4.3     Upon the replacement of the Depositary Agent hereunder, all Account Funds in the Accounts shall be transferred to the successor depositary agent. In the event of the resignation or removal of the Depositary Agent, the Depositary Agent shall be entitled to its fees and expenses in accordance with the terms hereof up to the time such resignation or removal becomes effective in accordance with this Section 6.4.

        6.5    Directions to Depositary Agent.    All written directions and instructions (which may be provided by facsimile transmission) by the Issuers and the Collateral Agent to the Depositary Agent pursuant to this Agreement shall be executed by an authorized signatory (each, an "Authorized Signatory") of the Issuers or the Collateral Agent, as applicable. No Person shall be deemed to be an Authorized Signatory of the Issuers or the Collateral Agent unless such person is named on a certificate of incumbency delivered to the Depositary Agent on the Closing Date or is otherwise named in a written notice signed by an Authorized Signatory and delivered by the Issuers or the Collateral Agent, as applicable, to the Depositary Agent at any time subsequent to the Closing Date.

        6.6    Depositary Agent Fee.    The Issuers shall not be required to pay any annual fee to the Depositary Agent, it being acknowledged that the Depositary Agent already receives an annual fee for acting as the Collateral Agent. The Issuers also agree, jointly and severally, to pay or reimburse all reasonable out-of-pocket expenses of the Depositary Agent (including reasonable attorneys' fees and expenses) in respect of, or incident to, the preparation, delivery, execution, administration or enforcement of any of the provisions of this Agreement or in connection with any amendment, waiver or consent relating to this Agreement.

ARTICLE VII.
MISCELLANEOUS

        7.1    Termination.    The rights and powers granted herein to the Collateral Agent have been granted in order, among other things, to perfect its security interests in the Pledged Accounts, are powers coupled with an interest, and will neither be affected by the bankruptcy of any Issuer or by the lapse of time. Except as otherwise provided herein, the obligations of the Depositary Agent hereunder shall continue in effect until the security interests of the Collateral Agent in the Pledged Accounts have been terminated pursuant to the terms of this Agreement, the Indenture and the Pledge and Security Agreement and the Collateral Agent has notified the Depositary Agent of such termination in writing. At such time, the Collateral Agent shall notify the Depositary Agent to, and upon such notification the Depositary Agent shall, pay any amounts (including Permitted Investments) then remaining in the Pledged Accounts to the Issuers. No termination of any Secured Party's interest hereunder shall affect the rights of any other Secured Party hereunder.

        7.2    Notices.    Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:	Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, Connecticut 06457 Attn: Joseph P. O'Donnell Telephone No.: (860) 704-6217 Facsimile No.: (860) 704-6219
If to the Issuers:
MSW Energy Holdings II LLC
MSW Energy Finance Co. II, Inc.
c/o DLJ Merchant Banking Partners
Eleven Madison Avenue
New York, New York 10010
Attn: Daniel Clare
Telephone No.: (646) 935-7043
Facsimile No.: (212) 325-6281
If to the Depositary Agent:	Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, Connecticut 06457 Attn: Joseph P. O'Donnell Telephone No.: (860) 704-6217 Facsimile No.: (860) 704-6219

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by prepaid telegram or by facsimile or (e) other electronic means (including electronic mail) confirmed by facsimile or telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., recipient's time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days' notice to the other parties in the manner set forth above.

        7.3    Benefit of Agreement.    Except as set forth in Section 7.5(a), nothing in this Agreement, expressed or implied, shall give or be construed to give to any Person other than the parties hereto and the Secured Parties and their respective successors and assigns any legal or equitable right, remedy or claim under this Agreement, or under any covenants and provisions of this Agreement, each such covenant and provision being for the sole benefit of the parties hereto and the Secured Parties and their respective successors and assigns.

        7.4    Delay and Waiver.    No failure or delay by the Collateral Agent, the Depositary Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies granted hereunder are cumulative and are not exclusive of any rights or remedies that the parties hereto would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Issuers therefrom shall in any event be effective unless the same shall be permitted by Section 7.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        7.5    Amendments.    (a) This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto.

          (b)   The parties hereto acknowledge that in connection with the consummation of the Transactions, the Issuers may request the Collateral Agent and the Depositary Agent to enter into an amendment to this Agreement. The Collateral Agent and the Depositary Agent agree that they will enter into such an amendment when requested to do so, provided, that as a condition to entering into such amendment they shall have received an Officer's Certificate (as defined in the Indenture, but which may not contain the information referred to in Section 14.05 of the Indenture) certifying that the terms of such amendment do not adversely effect the holders of the Notes.

        7.6    Governing Law.    This Agreement, including all matters of construction, validity, performance and the creation, validity, enforcement or priority of the lien of, and security interests created by, this Agreement in or upon the Accounts shall be governed by the laws of the State of New York, without reference to conflicts of law (other than Section 5-1401 of the New York General Obligations Law), except as required by mandatory provisions of law and except to the extent that the validity or perfection of the lien and security interest hereunder, or remedies hereunder, in respect of any particular Account are governed by the laws of a jurisdiction other than the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the "securities intermediary's jurisdiction" of the Depositary Agent with respect to the Accounts is the State of New York.

        7.7    Consent to Jurisdiction.    The Collateral Agent, the Depositary Agent and the Issuers agree that any legal action or proceeding by or against the Issuers or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as the Collateral Agent may elect. By execution and delivery of this Agreement, the Collateral Agent, the Depositary Agent and the Issuers accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Collateral Agent, the Depositary Agent and the Issuers irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of the Collateral Agent or the Depositary Agent to bring legal action or proceedings in any other competent jurisdiction. The Collateral Agent, the Depositary Agent and the Issuers hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

        7.8    WAIVER OF JURY TRIAL.    THE ISSUERS, THE DEPOSITARY AGENT AND THE COLLATERAL AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ISSUERS, THE DEPOSITARY AGENT OR THE COLLATERAL AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

        7.9    Severability.    The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

        7.10    Headings.    Article and Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such article and section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

        7.11    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (a) no Issuer may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (which consent may be withheld in its sole discretion, except in connection with any transfer or assignment permitted under the Indenture without such consent) and (b) the Depositary Agent may only assign or otherwise transfer any of its rights or obligations hereunder in accordance with the terms of this Agreement (including Article VI). Any purported assignment in violation of this provision shall be void.

        7.12    Entire Agreement.    This Agreement and any agreement, document or instrument attached hereto or referred to herein among the parties hereto integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

        7.13    Special Exculpation.    No claim may be made by the Issuers or any other Person against the Collateral Agent, the Depositary Agent or any other Secured Party or the shareholders, affiliates, directors, officers, trustees, employees, attorneys or agents of any of them for any special, indirect, consequential, incidental or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and each Issuer hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        7.14    Survival of Agreements.    All covenants, agreements, representations and warranties made by the Issuers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, and shall continue in full force and effect as long as any of the Notes are outstanding and unpaid. The provisions of this Agreement regarding the payment of expenses and indemnification obligations, including without limitation Sections 6.3, 6.6, 7.13, 7.16, 7.17 and this Section 7.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the termination of this Agreement or any provision hereof.

        7.15    Counterparts.    This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

        7.16    Expenses; Interest.

          7.16.1    Expenses.    The Issuers agree to pay on demand to the Secured Parties, the Collateral Agent and the Depositary Agent or, if the Issuers fail to make such payment, the Collateral Agent or the Depositary Agent, as the case may be, may reimburse itself and the Secured Parties for, all reasonable costs and expenses incurred by the Secured Parties, the Collateral Agent or the Depositary Agent (including the reasonable fees and disbursements of counsel) in connection with the enforcement, protection or preservation of any of their respective rights or claims (or the rights or claims of any other Secured Party) under this Agreement.

          7.16.2    Interest.    Any amount required to be paid by the Issuers pursuant to the terms hereof shall bear interest at 1% in excess of the then applicable interest rate on the Notes or the maximum rate permitted by applicable law, whichever is less, from the date due until paid in full.

        7.17    Reinstatement.    This Agreement and the obligations of the Issuers hereunder shall continue to be effective or be automatically reinstated, as the case may be, if (and to the extent that) at any time payment and performance of the Issuers' obligations hereunder, or any part thereof, is rescinded or reduced in amount, or must otherwise be restored or returned by the Collateral Agent, the Depositary Agent or any other Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated on the same terms and conditions applicable thereto prior to the payment of the rescinded, reduced, restored or returned amount, and shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. The Issuers shall indemnify the Collateral Agent, the Depositary Agent and each Secured Party on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by the Collateral Agent, the Depositary Agent or such Secured Party in connection with such rescission, reduction, restoration or return.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Deposit Agreement to be effective as of the date first above written.

MSW ENERGY HOLDINGS II LLC
By:	/s/ DANIEL H. CLARE
Name:	Daniel H. Clare
Title:	Secretary
MSW ENERGY FINANCE CO. II, INC.
By:	/s/ DANIEL H. CLARE
Name:	Daniel H. Clare
Title:	Secretary
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS COLLATERAL AGENT
By:	/s/ FRANK MCDONALD
Name:	Frank McDonald
Title:	Vice President
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS DEPOSITORY AGENT
By:	/s/ FRANK MCDONALD
Name:	Frank McDonald
Title:	Vice President

Exhibit A

FORM OF DISBURSEMENT REQUEST

Wells Fargo Bank Minnesota, National Association,
  as Collateral Agent
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attn: Joseph P. O'Donnell

Wells Fargo Bank Minnesota, National Association,
  as Depositary Agent
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attn: Joseph P. O'Donnell

  Re:
  MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc.

Ladies and Gentlemen:

        MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc. (together, the "Issuers") are delivering this Disbursement Request pursuant to the Deposit Agreement, dated as of [            ], 2003 (the "Deposit Agreement"), among the Issuers and you. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement.

        [Insert the following, as applicable, in accordance with Section 4.1.2 of the Deposit Agreement, for disbursements from the Revenue Account—]

        Pursuant to Section 4.1.2 of the Deposit Agreement, we hereby request that the following disbursements be made from the Revenue Account on [                        ], 20[    ], which date shall been deemed a [Monthly Date][Quarterly Date] for purposes of the Deposit Agreement:

          1.     Transfer to the Operating Account, in accordance with priority First in Section 4.1.2 of the Deposit Agreement, the following amount, which is the remainder of Operating Expenses due and payable or reasonably expected to be due and payable in the relevant period, minus the current Operating Account balance of $ [                        ]:

            $[                        ]. [Insert wire/account information]

          2.     Transfer to the Senior Notes Interest Payment Account, in accordance with priority Second in Section 4.1.2 of the Deposit Agreement, the following amount:

            $[                        ]. [Insert wire/account information]

          3.     Transfer to the Letter of Credit Account, in accordance with priority Third in Section 4.1.2 of the Deposit Agreement, the following amount:

            $[                        ]. [Insert wire/account information]

          4.     Transfer to the MSW Energy II Distribution Account, in accordance with priority Fourth in Section 4.1.2 of the Deposit Agreement, the following amount:

            $[                        ]. [Insert wire/account information]

        [Insert the following in accordance with Section 4.3.2 of the Deposit Agreement for disbursement from the Operating Account—]

        (a)   Pursuant to Section 4.3.2 of the Deposit Agreement, we hereby request that the following disbursements be made from the Operating Account on the following dates:

          (i)    $[                        ] on [                        ], 20[    ] [Insert wire/account information]

          (ii)   $[                        ] on [                        ], 20[    ] [Insert wire/account information]

          (iii)  $[                        ] on [                        ], 20[    ] [Insert wire/account information]

        (b)   Each such disbursement requested in clause (a) constitutes payment of an Operating Expense or a Permitted Payment to Parent, as required by the Deposit Agreement.

        [Insert the following in accordance with Section 4.5.2 of the Deposit Agreement for disbursements from the Letter of Credit Account—]

        Pursuant to Section 4.5.2 of the Deposit Agreement, we hereby request that the following disbursements be made from the Letter of Credit Account on [date that is the end of calendar quarter]:

            $[                        ]. [Insert wire/account information]

        [Insert the following in accordance with Section 4.6.2 of the Deposit Agreement for disbursements from the MSW Energy II Distribution Account—]

        (a)   Pursuant to Section 4.6.2 of the Deposit Agreement, we hereby request that the disbursements below be made from the MSW Energy II Distribution Account on [Monthly Date][Quarterly Date]:

          (i)    $[                        ]. [Insert wire/account information]

          (ii)   $[                        ]. [Insert wire/account information]

          (iii)  $[                        ]. [Insert wire/account information]

        (b)   Each such disbursement is in compliance with Section 4.07 of the Indenture.

        [Insert the following in accordance with Section 4.2.2 of the Deposit Agreement for disbursements from the Reserve Account—]

        (a)   Pursuant to Section 4.2.2 of the Deposit Agreement, we hereby request that the following disbursement be made from the Reserve Account on the following date:

        $[                        ] on [                        ], 20[    ] [Insert wire/account]

        (b)   Each such disbursement requested in clause (a) constitutes payment of the estimated purchase price adjustment for the Transactions pursuant to Section [2.12] of the [Merger Agreement].

        (c)   [For disbursements prior to March 1, 2004]: On the date hereof, an amount equal to the first interest payment on the Notes is on deposit in the Senior Notes Interest Payment Account.

        [Insert the following in accordance with Section 4.2.3 of the Deposit Agreement for disbursements from the Reserve Account—]

        Pursuant to Section 4.2.3 of the Deposit Agreement, we hereby request that all funds currently on deposit in the Reserve Account be transferred to the Revenue Account on the date hereof or as soon as practicable hereafter.

        We hereby certify that (i) all factual statements supplied in this Disbursement Request are true and accurate to the best of our knowledge, (ii) as of the [date of requested disbursements], no Default or Event of Default has occurred and is continuing or will result from the disbursements requested hereby; and (iii) the disbursements requested hereby are in compliance with the Deposit Agreement and the Indenture.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Disbursement Request to be duly executed and delivered as of the date first above written.

MSW ENERGY HOLDINGS II LLC
By:

Name:
Title:
MSW ENERGY FINANCE CO. II, INC.
By:

Name:
Title:

QuickLinks

  Exhibit 4.7
DEPOSIT AGREEMENT among MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association (Collateral Agent and Depositary Agent) Dated as of November 24, 2003
ARTICLE I. DEFINITIONS
ARTICLE II. ESTABLISHMENT AND ADMINISTRATION OF ACCOUNTS
ARTICLE III. CONFIRMATION OF SECURITY INTEREST
ARTICLE IV. DEPOSITS INTO AND WITHDRAWALS FROM ACCOUNTS
ARTICLE V. PERMITTED INVESTMENTS
ARTICLE VI. DEPOSITARY AGENT
ARTICLE VII. MISCELLANEOUS
  Exhibit A
FORM OF DISBURSEMENT REQUEST